Exhibit 10.7
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is effective the 1st day of January 2025 (the “Effective Date”), by and between USA Compression GP, LLC (the “Company”), the general partner of USA Compression Partners, LP (the “Partnership”), and Eric D. Long (“Consultant”). The Company, the Partnership and the Consultant may be referred to individually as a “Party” or collectively as the “Parties”.
W I T N E S S E T H:

WHEREAS, the Consultant has retired from the Company as of December 31, 2024;

WHEREAS, the Parties hereto desire that Consultant be retained by the Company and the Partnership to serve as a consultant after his employment has ended;

WHEREAS, the Consultant will provide consulting services with respect to, among other things, the Partnership’s strategic planning, the integration of certain Partnership functions into the Energy Transfer LP shared services model and other matters related to his significant compression services industry expertise; and

WHEREAS, the Parties have determined that it would be in the best interests of the Partnership that the Partnership be assured of the services of Consultant.
NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
I.    Term of Consultant; Termination. The Company hereby engages Consultant, and Consultant hereby accepts engagement, as a consultant on the terms and subject to the conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter (the “Term”). The Agreement may be terminated (i) by the Company upon thirty (30) days written notice to the Consultant; (ii) by mutual written agreement of the Parties; and (iii) immediately by either Party for cause as further set forth in Section 1(a)-(e) below. The Agreement may be immediately terminated for cause if:
(a).    Either Party breaches any material provision of this Agreement. The Parties acknowledge and agree that a breach of any material provision of this Agreement is generally not curable following receipt of notice of such breach, which shall be provided by the non-breaching party to the breaching party detailing the nature of such breach, but to the extent such breach is curable, the breaching party shall have thirty (30) days following receipt of the notice of breach to cure such breach before the Agreement may be terminated for cause;
(b).    Consultant’s services and execution of duties hereunder are deemed in the sole and reasonable opinion of the Company to be materially deficient or materially lacking as compared to the standard provided hereunder. Consultant acknowledges and agrees that a breach of this clause (b) is generally not curable following receipt of notice of such breach, which shall be provided by the Company to Consultant detailing the nature of such breach, but to the extent such breach is curable, Consultant shall have thirty (30) days following receipt of the notice of breach to cure such breach before the Agreement may be terminated for cause;
(c).    Consultant is in breach of the covenants and restrictions of his Separation Agreement (as that term is defined below). Consultant acknowledges and agrees that a breach of the covenants and restrictions of his Separation Agreement is generally not curable following receipt of notice of such breach, which shall be provided by the Company to Consultant detailing the nature of such breach, but to the extent such breach is curable, Consultant shall have thirty (30) days following receipt of notice of such breach, to cure such breach before the Agreement may be terminated for cause;
(d).    Consultant makes any intentional misrepresentation concerning (i) himself; (ii) his services/duties hereunder; or (iii) the Partnership or any of its respective affiliates, parents, subsidiaries, directors, officers or employees; or
(e).    Consultant violates any applicable laws, rules or regulations while performing his services/duties under this Agreement that causes harm, or could cause harm, to the Partnership or any of its respective affiliates, parents, subsidiaries.
In the event of a mutual termination or a termination for cause by the Company prior to the end of the Term of this Agreement, Consultant would be compensated through the effective date of termination under this section and not for the full Term. However, if the Company were to terminate without cause upon a thirty (30) day notice, the Company will be required to compensate the Consultant as if he has fulfilled the entire Term.
II.    Payment for Execution of Services/Duties
(a).    Compensation. As compensation for the services/duties to be rendered by Consultant hereunder, the Partnership agrees to pay Consultant a total amount of $740,000.00 for the Term of this Agreement. The payments shall be made monthly in arrears with the first payment due on February 1, 2025. The monthly payments shall be in the amount of $61,666.67.
(b).    Reimbursement of Expenses. The Company shall reimburse Consultant for reasonable and appropriate out-of-pocket expenses advanced or expended by Consultant or incurred by him for or on behalf of the Company or the Partnership in connection with his services/duties hereunder in accordance with the then-current policies of the Partnership upon presentation of appropriate documentation or receipts as the Partnership may from time to time require.
III.    Services/Duties. Consultant shall report to the Chairman of the Board of Directors (the “Chairman”) of the Company. Consultant shall have such duties and obligations as may be reasonably requested by the Company’s Chairman from time to time. Consultant agrees to perform his duties and responsibilities in a diligent, careful, prompt and proper manner and to be available to devote his business time and efforts to the interests of the Partnership. Consultant shall diligently and conscientiously devote his time and effort consistent with the terms of this Agreement, applicable law, and the general performance guidelines established by the Partnership. Consultant is not party to any other agreement, or under any other duty, which will interfere or conflict with his full compliance with this Agreement. Consultant will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement.

Additionally, Consultant agrees and acknowledges that he shall be expressly subject to the restrictive covenants and other restrictions, including those in Section 5, 6 and 11, provided for under his Restrictive Covenant and Separation Agreement and Full Release of Claims, dated as of even date herewith, by and between Consultant and the Company (the “Separation Agreement”) and nothing herein is intended to in any way modify, enhance or reduce the scope or duration of such restrictive covenants or Company’s obligation to Consultant. In the performance of his duties, Consultant shall comply with the policies of the Company or the Partnership, as applicable and in effect from time to time. The Company or the Partnership will make Consultant aware of all policies it intends Consultant to comply with. To the extent the Company’s requests for Consultant’s services conflict with other personal obligations of Consultant, the Company agrees to make reasonable efforts to schedule around such obligations.
IV.    Obligations Regarding Confidential Information. As provided for above, Consultant, expressly acknowledges the covenants in his Separation Agreement, including under Section 5 therein. Consultant further agrees the Company and/or the Partnership will continue to give Consultant access to and provide Consultant with Confidential Information of the Company and/or the Partnership and its and their respective affiliates and subsidiaries. Consultant shall (i) keep in strict confidence the Confidential Information; (ii) not, without the express prior written consent of the Company, disclose or permit Confidential Information to be disclosed to anyone; and (iii) not use the Confidential Information for Consultant’s own benefit, or on behalf or for the benefit of, any other person, partnership, entity, association, or corporation, directly or indirectly, other than in connection with the services hereunder. The term “Confidential Information” means Information that is or has been disclosed to Consultant or of which Consultant became aware or to which Consultant had access as a consequence of or through his employment with or his services to the Company and/or the Partnership. The term “Confidential Information” means trade secret information, proprietary information, and confidential information of the Company and/or the Partnership or its and their respective affiliates, parents and subsidiaries relating to its and their business, customers, and methods of doing business (including, but not limited to such information related to Energy Transfer LP’s Dual Drive Technology or any invention, improvement, development, concept, discovery or other proprietary information in any way reasonably related to the Company’s existing or proposed business or Energy Transfer LP’s Dual Drive Technology), regardless of the form or format of the information, and includes, but is not limited to, material information that is not generally known by the public about their employees, accounts, customers, billing methods, business methods, concepts, strategies, know-how, operations, finances or financial condition, marketing strategies, budgets, business plans, proposed ventures or transactions. As used herein, “Dual Drive Technology” means the technology, patents, copyrights, trademarks, trade secrets, computer programs, controls, source code, design, technical operation, know how, confidential information or other intellectual property related to Energy Transfer or Dual Drive Technologies, Ltd.’s proprietary natural gas compression system consisting of both natural gas and electric motors and all other ancillary infrastructure related thereto. The term

“Confidential Information” does not include any information that has been voluntarily disclosed to the public as authorized by the Company and/or the Partnership or that otherwise enters the public domain through lawful means. Consultant acknowledges and agrees that such Confidential Information has been developed at great expense and is of great value and that maintaining the confidentiality of all such Confidential Information is critically important to the Company and the Partnership. Consultant further acknowledges and agrees that the Confidential Information is continually evolving and changing and that some or all such Confidential Information will be needed by Consultant and provided by the Company or Partnership for the first time during Consultant’s consulting relationship with the Partnership. Therefore, Consultant agrees as follows:
Consultant agrees to keep confidential any and all Confidential Information. Consultant agrees that he will not, at any time, both during and after the term of his consulting relationship, communicate or disclose to any person or entity (other than the Company or the Partnership), or use for his own benefit or the benefit of any person or entity other than the Company or the Partnership, any Confidential Information acquired by Consultant. Consultant agrees that he will not remove from the Partnership’s premises, reproduce or otherwise copy, or summarize any Confidential Information except as required in order for Consultant to perform his job duties.
V.    INDEPENDENT CONTRACTOR STATUS
(a).    Independent Contractor Status and Purpose. Consultant shall perform his services/duties hereunder as an independent contractor and not as an agent, employee or joint venture of the Partnership. Consultant shall not have the authority to bind the Company and/or the Partnership in any way.

(b).    No Right to Control. Other than with respect to the provisions described in Section II above, the Company and/or the Partnership have no right to control the work of Consultant. Neither the Company nor the Partnership shall prescribe the day-to-day activities of Consultant. Consultant shall be free to exercise his own judgment as to the time, routine, place, schedule, priorities, method and manner of performing the services under this Agreement, except where duties/services hereunder require specific times and dates. Consultant shall select his own hours and workdays and is under no obligation to account to the Company or the Partnership for his time. Consultant may use any legal and reasonable means in his discretion to achieve the above objectives, consistent with the terms of this Agreement.

(c).    Provision of Equipment. The Partnership shall provide Consultant with (i) any necessary equipment (including computers and printers and fax machines), office supplies, materials; and (ii) appropriate assistance from other persons, including administrative assistance needed for the performance of his services under this Agreement. The Partnership may, but shall not be required to, provide any workspace or facilities to Consultant for the services provided hereunder.

VI.    CONSULTANT OBLIGATIONS

(a).    Indemnification. Each Party shall indemnify, defend and hold harmless the other Party (in the case of the Company and the Partnership, including, its parents, its affiliates, its subsidiaries, its employees and directors) from any and all claims, causes of action, losses, costs, injuries or deaths, liabilities, damages and any and all other expenses, including without limitation, reasonable attorney’s fees, incurred by or arising from the gross negligence, willful misconduct or violations of law on the Party of or by any Party in their performance of under this Agreement. The indemnification obligation shall continue through the Term of this Agreement and shall continue after the termination of this Agreement for actions arising from events occurring during the Term of this Agreement. This Section shall survive the expiration or termination of this Agreement.

(b).    Taxes. For any payments received by Consultant under this Agreement, Consultant acknowledges that he is responsible for all applicable city, state, federal and other taxes as required pursuant to any law or governmental regulation or ruling. Consultant acknowledges that the Partnership is not withholding any taxes from the payments made to Consultant under this Agreement. Partnership shall report all compensation paid to Consultant hereunder on an IRS Form 1099.

(c).     Supplemental Release. Within thirty (30) days of the expiration or termination of this Agreement, Consultant shall execute the Supplemental Release attached hereto as Exhibit 1. For the avoidance of doubt, if Consultant fails to execute the Supplemental Release as provided herein then Company’s promises made to Consultant in Section 2 of the Separation Agreement shall be immediately null and void and any payments already paid shall be returned or reimbursed by Consultant.

VII.    MISCELLANEOUS

(a).    Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without regard for any conflicts of law provisions thereunder. Subject to the terms of this section VII, any suit by either Party to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder must be brought in any state or federal court of competent jurisdiction in Dallas County, Texas. Consultant hereby expressly consents to the jurisdiction of the foregoing courts for such purposes.

(b).    Successors/Assignment. Consultant acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of Partnership, its affiliates and subsidiaries or entity which may hereafter acquire or succeed Partnership to all or substantially by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.

(c).    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to the Company:

Mr. Chris Porter
Vice President and General Counsel
USA Compression Partners
111 Congress Ave., Suite 2400
Austin, Texas 78701

With a copy to:

Mr. Christopher R. Curia
Executive Vice President & CHRO
Energy Transfer LP
8111 Westchester Drive, Suite 600,
Dallas, Texas, 75225

If to Consultant:

Mr. Eric D. Long

[Redacted]

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

(d).    No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

(e).    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

(f).    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(g).    Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(h).    Affiliate. As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with Partnership.

(i).    Termination. Except as otherwise provided in this Agreement, termination of this Agreement pursuant to the provisions of Section I hereof shall not affect any right or obligation of either party hereto which is accrued or vested (i) under the Separation Agreement; or (ii) prior to or upon such termination or the rights and obligations set forth in Sections IV and VI hereof.

(j).    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the provision of duties/services of the Consultant hereunder, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the engagement of Consultant for purposes of this Agreement. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to the engagement of Consultant by Partnership, which is not contained in this Agreement, shall be valid or binding, except as provided for under the Separation Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

(k).     Limitation of Liability.   In no event will either Party (in the case of the Company and the Partnership, including, its parents, its affiliates, its subsidiaries, its employees and directors), be liable for any indirect, incidental, special or consequential damages resulting from the services provided hereunder, even if such party has been advised of the possibility of such damages.  In addition, notwithstanding any provision herein to the contrary, other than the Company’s payment obligation set forth in Section (II), the aggregate liability arising out of, or relating to, this Agreement (whether in contract, tort or other legal theory) of either Party (in the case of the Company and the Partnership, including, its parents, its affiliates, its subsidiaries, its employees and directors) shall not exceed (i) for any claim other than pursuant to Section VI(a) the total amount of fees paid by the Partnership to Consultant hereunder; and (ii) for any claim subject to Section VI(a), two times the total amount of fees paid by the Partnership to Consultant hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

USA COMPRESSION GP, LLC

By:	/s/ Christopher W. Porter
Christopher W. Porter
Vice President, General Counsel & Secretary

CONSULTANT:

By:	/s/ Eric D. Long
Eric D. Long

CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES
EXHIBIT 1

SUPPLEMENTAL RELEASE

1)    Reference is made to (i) that certain Restrictive Covenant and Separation Agreement and Full Release of Claims and Full Release of Claims (the "Agreement") by and between by and between USA Compression GP, LLC (the “Company”) and its subsidiaries and affiliates, including USA Compression Partners, LP (the “Partnership”), and Eric D. Long (the "Employee") dated as of October 2, 2024 (the “Agreement”); and (ii) that certain Consulting Agreement also by and between by and between the Company and the Employee also dated as of January 1, 2025 (the “Consulting Agreement”). All capitalized terms used in this letter and not defined herein shall have the meanings set forth for each such term in the Agreement and/or the Consulting Agreement. Employee acknowledges and agrees that this Supplemental Release (the “Supplemental Release”) is required and is a material inducement to the Company entering into the Agreement and the Consulting Agreement. By signing this Supplemental Release the Employee reaffirms and acknowledges all of the terms and conditions of the Agreement and the Consulting Agreement and understands that this Supplemental Release brings forward to the date hereof each and every provision of the Agreement, specifically including Sections 3, 5, 6, 7, 8, 9, 11, 12, 13, 14 and 15 thereof.

2)    Employee further agrees that in consideration of him timely signing and not revoking this Supplemental Release, Employee will receive a supplemental release payment of Twenty-Five Thousand ($25,000.00) Dollars, less applicable taxes and withholdings (the “Supplemental Release Payment”). The full payment of the Supplemental Release Payment will satisfy any and all payments or amounts owed to the Employee in consideration of signing both the Agreement and the Supplemental Release. The Supplemental Release Payment shall be made within thirty (30) days of the Supplemental Release becoming effective.

3)    Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of himself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES the Company and the Partnership and its and their parent entities, and its and their respective past and present subsidiaries, affiliates, specifically including Energy Transfer LP, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents, and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee's signing of this

Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement. Notwithstanding the preceding, nothing in this Agreement is intended to waive or otherwise release Employee’s right to: (i) coverage under the Company’s director and officer insurance policies, if any; (ii) indemnification under the Company’s organizational documents and/or internal policies or, for events related to his period of employment with the Company, as may be applicable; (iii) indemnification under the Consulting Agreement or (iv) any payments due to Employee pursuant to the Consulting Agreement, including, for avoidance of doubt, the Partnership’s failure to pay or reimburse Employee pursuant to Section II of the Consulting Agreement.

4)    Employee has the right to consider this Supplemental Release for a period of twenty-one (21) days following the conclusion of the Consulting Agreement term. Employee may choose to sign this Supplemental Release prior to the expiration of the twenty-one (21) day period, but is not required to do so.

Once Employee signs the Supplemental Release, Employee shall have a period of seven (7) days, following the date Employee signs the Supplemental Release to revoke the Supplemental Release. The Supplemental Release shall not become effective or enforceable until the eighth day after Employee signs the Supplement Release (the “Supplemental Release Effective Date”). To revoke this Supplemental Release, Employee must notify Company by providing written notice to Christopher W. Porter, USA Compression Partners, 111 Congress Avenue, Suite 2400, Austin, Texas 78701 prior to the expiration of the seven (7) day revocation period. Company hereby advises Employee to consult with an attorney concerning this Supplemental Release prior to signing the Supplemental Release. Payment of the second installment of the Retention Amount shall be due to Employee not later than the next full payroll period after the Supplemental Release Effective Date.

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5)    This Agreement shall be construed under the laws of the State of Texas without regard to any conflicts of law provisions thereunder.

[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the parties have executed this Supplemental Release effective as of the Supplement Release Effective Date.

USA COMPRESSION GP, LLC

Christopher W. Porter
Vice President, General Counsel & Secretary

Dated:

EMPLOYEE

Eric D. Long

Dated:

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